Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G dated November 5, 2025 relating to the Class A Ordinary Shares, $0.0001 par value, of Ambipar Emergency Response shall be filed on behalf of the undersigned.

RIVA RIDGE CAPITAL MANAGEMENT LP By: /s/ Stephen Golden
Name: Stephen Golden
Title: Managing Member of the General Partner

RIVA RIDGE MASTER FUND, LTD. By: /s/ Stephen Golden
Name: Stephen Golden
Title: Director

RIVA RIDGE GP LLC By: /s/ Stephen Golden
Name: Stephen Golden
Title: Managing Member

STEPHEN GOLDEN By: /s/ Stephen Golden

PETER FINELLI By: /s/ Peter Finelli